Exhibit 2.1

AMENDMENT NO. 1 TO

EQUITY INTEREST PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO EQUITY INTEREST PURCHASE AGREEMENT, dated as of May 6, 2024 (this “Amendment No. 1”), is by and among Trident Butterfly Investor, Inc., a Delaware corporation (“Buyer Entity 1”), Panther Blocker I, Inc., a Delaware corporation (“Buyer Entity 2”), Panther Blocker II, Inc., a Delaware corporation (“Buyer Entity 3” and, together with Buyer Entity 1 and Buyer Entity 2, the “Buyer Entities”), Truist Bank, a North Carolina-chartered state nonmember bank (“Truist”), Truist TIH Holdings, Inc., a Delaware corporation (“Truist Holdings”), Truist TIH Partners, Inc., a Delaware corporation (“Truist Partners”), TIH Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), TIH Management Holdings II, LLC, a Delaware limited liability company (“Management Holdings II” and, together with Truist, Truist Holdings, Truist Partners and Management Holdings, each a “Truist Party” and, collectively, the “Truist Parties”), and Truist Insurance Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Buyer Entities, the Truist Parties and the Company are parties to that certain Equity Interest Purchase Agreement, dated as of February 20, 2024 (the “Purchase Agreement”), pursuant to which, among other things, the Truist Sellers will sell all of the Purchased Interests to the Buyer Entities, and the Buyer Entities will purchase all of the Purchased Interests from the Truist Sellers, in each case, subject to the terms and conditions set forth therein; and

WHEREAS, the Buyer Entities, the Truist Parties and the Company now desire to amend certain provisions of the Purchase Agreement to facilitate a pre-Closing recapitalization of the Company.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment No. 1, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1. Amendments.

(a) The exhibit attached as Exhibit A hereto shall be attached to the Purchase Agreement as Exhibit H.

(b) The exhibit attached as Exhibit B hereto shall be attached to the Purchase Agreement as Exhibit I.

(c) The definition of “Overpaid Pre-Closing Tax Distributions” in Section 1.01(a) of the Purchase Agreement shall be amended to replace “Section 4.01(c)” with “Section 4.01(e)”.

(d) The definition of “Unpaid Pre-Closing Tax Distributions” in Section 1.01(a) of the Purchase Agreement shall be amended to replace “Section 4.01(c)” with “Section 4.01(e)”.

(e) Section 1.01(a) of the Purchase Agreement shall be amended to include the following definitions:

“Closing and Reorganization Transactions” means the transactions set forth in the steps plan attached hereto as Exhibit H.

“Company Tax Advisor” means with respect to any period after the Closing, an accounting or tax advisor of national reputation with expertise in the applicable subject matters as the Company may retain.

(f) The final paragraph of Section 5.01 of the Purchase Agreement shall be amended to replace all instances of “Section 4.01(c)” with “Section 4.01(e)”.

(g) Section 5.37 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Section 5.37. [Intentionally Omitted].”

(h) Section 6.01 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Section 6.01 Transfer Taxes.

Except as otherwise provided herein, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes (excluding, for the avoidance of doubt, any Taxes incurred in respect of capital gains) (“Transfer Taxes”) imposed on or in respect of the direct or indirect purchase and sale of the Company Entities pursuant to this Agreement shall be borne by the Buyer Entities (in an amount equal to 50% of such Taxes) and Truist (in an amount equal to 50% of such Taxes). Any such Taxes imposed on or in respect of the transfers of real property to the Company Entities pursuant to Section 5.36 shall be borne by Truist and its Affiliates. The Buyer Entities and Truist shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Transfer Taxes imposed on or in respect of Steps 6, 7 or any transaction or event occurring subsequent to Step 11 of the Closing and Reorganization Transactions as identified in Exhibit H (including any transaction or event occurring after the Closing Date), shall be borne by the Buyer Entities in an amount equal to 100% of such Taxes.”

(i) Section 6.02 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Section 6.02 Tax Returns.

(a) The Company Entities shall, at the Company Entities’ cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of Pass-Through Income Tax Matters for the Company Entities that are required to be filed after the Closing Date in respect of any taxable periods ending on or prior to the Closing Date. The Buyer Entities shall cooperate with the Company Entities in the preparation and filing of such Tax Returns. Each such Tax Return shall be prepared in a manner consistent with past practice except as otherwise required by Applicable Law. The Company Entities shall provide Truist with drafts of such Tax Returns at least thirty (30) days in advance of filing for Truist’s review, comment and approval, and no such Tax Return shall be filed without the consent of Truist (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer Entities (or, with respect to any particular Company Entity, the relevant Buyer Entity or Buyer Entities) shall cause the Company Entities, at the Company Entities’ cost and expense, to prepare and timely file all Tax Returns in respect of Pass-Through Income Tax Matters for the Company Entities in respect of any Straddle Period (“Straddle Returns”). Each such Tax Return shall be prepared in a manner consistent with past practice except as otherwise required by Applicable Law. The relevant Buyer Entities shall provide Truist with drafts of such Straddle Returns at least thirty (30) days in advance of filing for Truist’s review, comment and approval, and no such Tax Return shall be filed without the consent of Truist (which consent shall not be unreasonably withheld, conditioned or delayed). If, with respect to any Tax Return described in the foregoing of this Section 6.02(a), Truist and the relevant Buyer Entities (or the relevant Company Entities, as applicable) are unable to resolve a dispute within fifteen (15) days after the relevant Buyer Entities (or the relevant Company Entities), as applicable, provides such Tax Return to the other party, the dispute shall be resolved by the Independent Accounting Firm (as defined below) in the same manner as disputes are intended to be resolved in accordance with Section 2.04(d), provided that the Independent Accounting Firm shall not resolve any dispute in favor of a party unless such party’s position is supported by the “more likely than not” standard under the Code or other applicable Tax Law. The Buyer Entities shall cause the Company Entities, at the Company Entities’ cost and expense, to prepare and timely file all other Tax Returns in respect of such Company Entities that are required to be filed after the Closing Date.

(b) Notwithstanding anything in Section 6.02(a) to the contrary, the Buyer Entities (or, with respect to any particular Company Entity, the relevant Buyer Entity or Buyer Entities) shall cause the Company Entities, at the Company Entities’ cost and expense, to prepare and timely file all Tax Returns that relate to, or reflect the steps forth in, the Closing and Reorganization Transactions for the Company Entities that are required to be filed after the Closing Date. Truist and the Buyer Entities shall cooperate with the Company Entities in the preparation and filing of such Tax Returns. Each such Tax Return shall be prepared in a manner consistent with the tax treatment set forth in the steps plan set forth on Exhibit H (the “Agreed Tax Treatment”); provided that, for each step set forth on Exhibit I hereto (the “Specified Steps”), Company Tax Advisor is at a “more likely than not” or higher level of comfort with respect to such Specified Steps. To the extent requested by Truist in writing, Company Tax Advisor’s level of comfort shall be provided to Truist in any reasonable manner as determined by Company Tax Advisor in its reasonable discretion. The Company Entities shall provide Truist with drafts of such Tax Returns at least thirty (30) days in advance of filing for Truist’s review, comment and approval, and no such Tax Return shall be filed without the consent of Truist (which consent shall not be unreasonably withheld, conditioned or delayed); provided that (i) Truist’s comments will not be inconsistent with the Agreed Tax Treatment and (ii) no position set forth in the Agreed Tax Treatment shall form the basis for Truist to withhold, condition or delay its approval of, or consent in respect of the filing of, any Tax Return.”

(j) Section 6.04 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Section 6.04 Tax Disputes. From and after the Closing, the Buyer Entities (or, with respect to any particular Company Entity, the relevant Buyer Entity or Buyer Entities) shall reasonably promptly notify Truist in writing of receipt by the Buyer Entities or any of their Affiliates (including, after the Closing Date, the Company Entities) of written notice of any pending or threatened Tax Proceeding with respect to (i) a Pass-Through Income Tax Matter in respect of a Tax period that ends on or before the Closing Date (but not, for the avoidance of doubt, any Straddle Period) or (ii) Indemnified Taxes (a “Covered Tax Proceeding”). Subject to Section 6.07(b), Truist shall have the right to elect in writing, within fifteen (15) Business Days of receiving notice hereunder, to control, at Truist’s sole cost and expense, any such Covered Tax Proceeding; provided, (1) the relevant Buyer Entities shall have the right to participate at their own expense in any such Covered Tax Proceeding, (2) Truist shall (A) keep the relevant Buyer Entities reasonably informed of the status of such proceeding, (B) provide the Buyer Entities with a reasonably detailed summary of material issues and developments of such proceeding and (C) at the request of the Buyer Entities, provide the Buyer Entities with copies of any submissions or other written correspondence to or from the relevant Taxing Authority and (3) Truist shall not, without the relevant Buyer Entities’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), agree to any settlement, conclusion or resolution with respect to any such Covered Tax Proceeding (clauses (1) through (3) collectively, and each as subject to Section 6.07(b), the “Non-Controlling Rights”). In the event that Truist does not elect to control a Covered Tax Proceeding, or in the case of either (x) a pending or threatened Tax Proceeding with respect to a Straddle Period or (y) a pending or threatened Tax Proceeding with respect to the Closing and Reorganization Transactions (any proceeding described in (y), a “Closing and Reorganization Tax Proceeding”), the relevant Buyer Entities shall control any such proceeding in its sole operation and discretion but Truist shall have Non-Controlling Rights in respect of such proceeding, applied mutatis mutandis. Notwithstanding the foregoing, (I) in the event that a Buyer Push-Out Election is made at the Buyer Entities’ election pursuant to Section 6.07 with respect to any Tax Proceeding in respect of a Straddle Period (other than a Closing and Reorganization Tax Proceeding), Truist Sellers shall have the right to control such Tax Proceeding and the relevant Buyer Entities shall have Non-Controlling Rights in respect of such Tax Proceeding (provided that Truist shall have the ability to waive such right to control in its sole discretion in which case the relevant Buyer Entities shall control such Tax Proceeding and Truist shall have the Non-Controlling Rights), and (II) in the event that either a Truist Push-Out Election is made at Truist’s election pursuant to Section 6.07, or a Buyer Push-Out Election is made pursuant to

Section 6.07, in either case with respect to any Closing and Reorganization Tax Proceeding, the relevant Buyer Entities shall control such Tax Proceeding (or the applicable elements thereof) and Truist shall have Non-Controlling Rights in respect of such Tax Proceeding (or the applicable elements thereof). In the case of any Tax Proceeding, the party controlling such Tax Proceeding shall (i) for the avoidance of doubt, bear its own costs and expenses associated with controlling such Tax Proceeding, and (ii) in the case of any Truist Push-Out Election or Buyer-Push Out Election, as applicable, bear the costs and expenses of Truist and the relevant Buyer Entities in respect of calculating and administering the associated tax consequences of such “push out” election.”

(k) Section 6.06 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Section 6.06 Computation of Tax Liability. The parties agree that for all Tax purposes, (a) all items of income, gain, loss, deduction and credit of the Company Entities for the taxable year that includes the Closing Date shall be allocated pursuant to Section 706 of the Code based on a closing of the books on the Closing Date and (b) any Transaction Tax Deduction shall be allocated to the Pre-Closing Tax Period for U.S. federal, state and other applicable income Tax purposes, in each case to the extent permitted by Applicable Law (determined at a “more likely than not” or higher standard of comfort and to the extent economically borne (directly, indirectly, pursuant to this Agreement or otherwise) by Truist, Truist Partners or any Affiliate thereof. The parties agree that (i) the Buyer Entities and their Affiliates (including, after the Closing, the Company Entities and Truist Partners) (A) shall not make an election under Treasury Regulations § 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign law) and (B) shall not apply the “next day” rule of Treasury Regulations § 1.1502-76(b)(1)(ii)(B) (or any make any similar election under any corresponding provision of Applicable Law) with respect to any of the Transaction Tax Deductions, which shall be reported in accordance with clause (b) of the preceding sentence and (ii) any items resulting from a transaction outside of the ordinary course of business undertaken after the Closing on the Closing Date, including any such Closing and Reorganization Transactions, shall be allocated to the Buyer Entities and the Post-Closing Tax period, by application of Treasury Regulation § 1.706-4(e), Treasury Regulations § 1.1502-76(b)(1)(ii)(B) or otherwise to the extent permitted by applicable Tax Law. Truist and the Buyer Entities shall, and shall cause their respective Affiliates (including, for the avoidance of doubt, Truist Partners) to, file all Tax Returns in a manner consistent with this Section 6.06, and shall not take any Tax position inconsistent with this Section 6.06 except as otherwise required pursuant to a final determination by a Taxing Authority within the meaning of Section 1313(a)(1) of the Code.”

(l) Section 6.07(b) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(b) Notwithstanding anything herein to the contrary, (A) with respect to any Closing and Reorganization Tax Proceeding asserted by a Taxing Authority against the Company or any other Company Entity treated as a partnership for U.S. federal income tax purposes (or any applicable state or local purposes) the applicable Buyer Entity shall, at the request of Truist, cooperate with Truist and the Company Entities to cause (in the case of the Company and any other Company Entity for which Truist or any of its Affiliates is the “partnership representative” for the relevant tax year), or the Buyer Entities shall cause (in all other cases), the Company or such other Company Entity (as applicable) to make a “push out” election under Section 6226 of the Code or any other comparable provision under Applicable Law with respect to any partnership adjustment resulting from such Tax Proceeding (any such election, a “Truist Push-Out Election”), and (B) with respect to any Tax Proceeding asserted by a Taxing Authority against the Company or any other Company Entity treated as a partnership for U.S. federal income tax purposes (or any applicable state or local purposes) in respect of a Pre-Closing Tax Period or Straddle Period (which, for the avoidance of doubt, may include a Closing and Reorganization Tax Proceeding), Truist shall, at the request of the Buyer Entities (or, with respect to any particular Company Entity, the relevant Buyer Entity or Buyer Entities) cause (in the case of the Company and any other Company entity for which Truist or any of its Affiliates is the “partnership representative” for the relevant tax year), or cooperate with the Buyer

Entities to cause (in all other cases) the Company or such other Company Entity (as applicable) to make a “push out” election under Section 6226 of the Code or any other comparable provision under Applicable Law with respect to any partnership adjustment resulting from such Tax Proceeding for a Pre-Closing Tax Period or Straddle Period (any such election, a “Buyer Push-Out Election”). The Buyer Entities and Truist shall reasonably cooperate, and cause their Affiliates to reasonably cooperate (including by the Buyer Entities providing Truist prompt notice of its intention to make, or cause Truist to make, a Buyer Push-Out Election, and Truist providing the applicable Buyer Entity prompt notice of its intention to make, or require the Buyer Entities to make, a Truist Push-Out Election), to cause any such election to be made. Each of (i) the Buyer Entities’ right to cause Truist to cooperate to cause the Company or any applicable Company Entity to make a Buyer Push-Out Election and (ii) Truist’s right to cause the applicable Buyer Entity to cause the Company or any applicable Company Entity to make a Truist Push-Out Election shall extend to any Tax Proceeding described in Section 6.04, whether controlled by Truist or the Buyer Entities (as determined in accordance with Section 6.04).”

(m) Section 10.02(a) of the Purchase Agreement shall be amended to delete “or Section 10.02(f)” and “and subject to Section 10.02(f)”.

(n) Section 10.04(a) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(a) The amount of any Damages payable Section 10.01 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment (and, for purpose of such calculation with respect to item 1 of the Specified Indemnified Matters set forth on Section 1.01(d) of the Company Disclosure Schedule, shall include all such payments made by any such Indemnifying Party since April 3, 2023) up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.”

Section 1.2. Recapitalization. The parties hereto hereby acknowledge and agree that (i) the information disclosed under Section 3.05(a) of the Company Disclosure Schedule was disclosed as of the date of the Purchase Agreement and prior to giving effect to the recapitalization of the Company and the Purchased Interests contemplated by Section 5.37 of the Purchase Agreement (the “Recapitalization”), (ii) any breach of any representation or warranty of the Purchase Agreement arising out of or as a result of the Recapitalization shall not be a breach of the Agreement (including for purposes of conditions to Closing) and (iii) the Truist Parties shall not be liable for or indemnify the Buyer Entities (including, following the Closing, the Company Entities) for any Damages relating to any such breach of any representation or warranty of the Purchase Agreement.

Section 1.3. Miscellaneous. Except as expressly amended, waived or modified hereby, the Purchase Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment No. 1 shall not constitute an amendment, waiver or modification of any provision of the Purchase Agreement not expressly referred to herein. The provisions of Section 11.03 and Sections 11.05 to 11.11 of the Transaction Agreement are hereby incorporated herein by reference, mutatis mutandis.

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

TRIDENT BUTTERFLY INVESTOR, INC.

By:	/s/ Nadine M. Thornton
Name: Nadine M. Thornton
Title: Vice President and Secretary

PANTHER BLOCKER I, INC.

By:	/s/ Nadine M. Thornton
Name: Nadine M. Thornton
Title: Vice President

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President. Co-Treasurer and Secretary

PANTHER BLOCKER II, INC.

By:	/s/ Nadine M. Thornton
Name: Nadine M. Thornton
Title: Vice President

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President. Co-Treasurer and Secretary

[Signature Page to Amendment No. 1 to Equity Interest Purchase Agreement]

TRUIST BANK

By:	/s/ Michael B. Maguire
Name: Michael B. Maguire Title: Senior Executive Vice President and Chief Financial Officer

TRUIST TIH HOLDINGS, INC.

By:	/s/ Michael B. Maguire
Name: Michael B. Maguire Title: Chief Executive Officer

TRUIST TIH PARTNERS, INC.

By:	/s/ Michael B. Maguire
Name: Michael B. Maguire Title: Chief Executive Officer

TRUIST INSURANCE HOLDINGS, LLC

By:	/s/ John M. Howard
Name: John M. Howard Title: Chairman and Chief Executive Officer

TIH MANAGEMENT HOLDINGS, LLC By: TRUIST TIH PARTNERS, INC., its
Managing Member

By:	/s/ Michael B. Maguire
Name: Michael B. Maguire Title: Chief Executive Officer

TIH MANAGEMENT HOLDINGS II, LLC By: TRUIST TIH PARTNERS, INC., its
Managing Member

By:	/s/ Michael B. Maguire
Name: Michael B. Maguire Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Equity Interest Purchase Agreement]